Exhibit 99.1

Immuneering Strengthens Board of Directors with the Appointment of Diana F. Hausman, M.D.

Industry Executive Brings More than 20 Years of Clinical Drug Development Expertise

CAMBRIDGE, Mass., January 18, 2022—Immuneering Corporation (Nasdaq: IMRX), a biopharmaceutical company advancing a robust pipeline of oncology and neuroscience product candidates that are designed to uniquely disrupt cellular signaling dynamics, today announced the appointment of Diana F. Hausman, M.D., Chief Medical Officer of Lengo Therapeutics (a wholly-owned subsidiary of Blueprint Medicines Corporation), to its Board of Directors. This appointment brings Immuneering’s Board to six members.

“Diana has dedicated her career to creating new and better possibilities for cancer patients, as a Board certified oncologist with more than 20 years of clinical drug development experience at both privately held and publicly traded companies. She brings an important depth of expertise which will be invaluable as we continue to advance our pipeline including our lead candidate, IMM-1-104, a dual-MEK inhibitor for the treatment of RAS mutant solid tumors,” stated Ben Zeskind, Ph.D., Co-Founder and Chief Executive Officer of Immuneering. “She will fit right in with our phenomenal, world-class board and her strengths will be highly complementary. We look forward to Diana’s many contributions.”

“The preclinical data for IMM-1-104 is highly compelling, and supports Immuneering’s unique deep-cyclic inhibition approach for treating the many tumors that are driven by MAPK pathway activation,” noted Dr. Hausman. “The earlier stage pipeline is also very exciting, along with the translational bioinformatics platform that yielded many of the counterintuitive, data-driven insights underlying these programs. The Immuneering team is terrific. I am honored to be working with them, and am eager to bring my specific skills, insights and industry relationships to bear in order to help the company achieve its goals.”

Dr. Hausman’s broad pharmaceutical industry experience includes work with biologics, antibody-drug conjugates and targeted small molecules in the fields of oncology (including immunotherapy), hemostasis, hepatitis C, and Crohn's disease. Additionally, she is well versed in all aspects of drug development, including development and implementation of clinical strategy.

Since June 2021, Dr. Hausman has been the Chief Medical Officer of Lengo Therapeutics, a biopharmaceutical company developing novel precision medicines targeting driver mutations in oncology and now a wholly-owned subsidiary of Blueprint Medicines Corporation. From 2016 to 2021, Dr. Hausman was Chief Medical Officer at Zymeworks Inc., responsible for the development and implementation of global clinical strategy for the company’s preclinical and clinical stage products. Earlier, from 2009 to 2016, Dr. Hausman held various positions at Oncothyreon Inc. (acquired by Seattle Genetics, Inc.), most recently serving as Chief Medical Officer, overseeing the Phase 1b and early Phase 2 clinical program for the HER2-targeted small molecule, tucatinib. During her career, she has also held positions of increasing responsibility at ZymoGenetics, Inc. (acquired by Bristol Myers Squibb), Berlex, Inc. and Immunex Corporation (acquired by Amgen Inc.).

Dr. Hausman received her internal medicine and specialty training in hematology and medical oncology at the University of Washington. She received her M.D. degree from the University of Pennsylvania, Philadelphia, PA, and a Bachelor of Arts degree in biology from Princeton University. She is an active member of both the American Society of Hematology and American Society of Clinical Oncology and is co-author of numerous papers, abstract and posters which have been published in peer reviewed journals.

About Immuneering Corporation

Immuneering is a biopharmaceutical company with an emerging pipeline focused on improving patient outcomes across a spectrum of debilitating oncologic and neurologic diseases by applying its deep knowledge of translational bioinformatics to every stage of the drug development process. Immuneering has more than a decade of experience in translational bioinformatics and generating insights into drug mechanisms of action and patient treatment responses. Building on this experience, Immuneering has developed a disease-agnostic platform that enables the company to utilize human data, novel biology and chemistry, and translational planning to create and advance its wholly owned pipeline. Immuneering’s current development programs in oncology are focused on providing potential treatments for patients with solid tumors caused by mutations of oncologic signaling pathways, including the MAPK pathway. Immuneering’s lead product candidate, IMM-1-104, is designed to be a highly selective dual-MEK inhibitor that further disrupts KSR for the treatment of advanced solid tumors in patients harboring RAS mutant tumors. Additionally, Immuneering has six other oncology programs in the discovery stage that are designed to target either the MAPK or mTOR pathway, and two neuroscience programs in the discovery stage.

Forward-Looking Statements

This press release includes certain disclosures that contain "forward-looking statements," including, without limitation, statements regarding Immuneering’s progress toward drugs targeting cancers driven by alterations that activate the RAS/MAPK pathway, the treatment potential of IMM-1-104, including in comparison to existing treatments, the timing of regulatory filings for IMM-1-104 with the FDA and commencement of clinical trials for IMM-1-104. Forward-looking statements are based on Immuneering’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the risks inherent in oncology and neuroscience drug development, including target discovery, target validation, lead compound identification, lead compound optimization, preclinical studies and clinical trials. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the Company’s most recent Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) as well as in Immuneering’s subsequent filings it makes with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Immuneering undertakes no duty to update such information except as required under applicable law.

Corporate Contact:

Rebecca Kusko, Ph.D.

Immuneering Corporation

617-500-8080
rkusko@immuneering.com

Investor Contact:

Susan A. Noonan

S.A. Noonan Communications

917-513-5303

susan@sanoonan.com

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